CERTIFICATE OF AMENDMENT TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
TRACTOR SUPPLY COMPANY

Tractor Supply Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

2.The first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: CAPITAL STOCK. The total number of shares of stock that the Corporation shall have authority to issue is 2,000,040,000 shares of capital stock, of which (a) 2,000,000,000 shares shall be of a class designated “Common Stock,” par value $.008 per share, and (b) 40,000 shares shall be of a class designated “Preferred Stock,” par value $1.00 per share (of which 20,000 shares shall be of a series designated “Series B Preferred Stock”). At 5:00 p.m., Eastern Time, on December 19, 2024 (the “Effective Time”), each share of Common Stock (and each fraction of a share) issued and outstanding, and each share of Common Stock (and each fraction of a share) held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into five fully paid and nonassessable shares (or five times the number of fully paid and non-assessable fractions of a share, as applicable) of Common Stock, reflecting a 5:1 stock split. The powers, preferences, rights, qualifications, limitations and restrictions of or on the shares of the capital stock of the Corporation are as follows:
3.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

5.This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on December 19, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 19th day of December, 2024.

TRACTOR SUPPLY COMPANY
By:	/s/ Noni L. Ellison
Name:	Noni L. Ellison
Title:	Senior Vice President, General Counsel, and Corporate Secretary (Authorized Officer)